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                                                                     Exhibit 1.1
               (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)
     (A joint stock limited company incorporated in the People's Republic of
                     China ("PRC") with limited liability)
                                (Stock code: 670)
                                   ("COMPANY")

                                AIRCRAFT PURCHASE
                          VERY SUBSTANTIAL ACQUISITION
                            DESPATCH OF THE CIRCULAR

Reference is made to the announcement of the Company dated 13th May, 2005 in relation to time extension allowed for despatch of a very substantial acquisition circular ("CIRCULAR") regarding certain aircraft purchase agreements as referred to in the Company's announcement dated 21st April, 2005. The Company hereby announces that the Circular was on or around 20th May, 2005 issued and despatched to its shareholders.

                                       By order of the board of the directors of
                                                 CHINA EASTERN AIRLINES
                                                  CORPORATION LIMITED
                                                     LI FENGHUA
                                                      Chairman

The Company's directors, as at the date of this announcement, are:

Li Fenghua (Chairman, Executive Director)
Ye Yigan (Non-executive Director)
Cao Jianxiong (Non-executive Director)
Wan Mingwu (Vice President, Executive Director)
Zhong Xiong (Non-executive Director)
Luo Zhuping (Executive Director)
Hu Honggao (Independent non-executive Director)
Peter Lok (Independent non-executive Director)
Wu Baiwang (Independent non-executive Director)
Zhou Ruijin (Independent non-executive Director)
Xie Rong (Independent non-executive Director)

Shanghai, the PRC
27th May, 2005